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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8) as filed on November 14, 2006 pertaining to the Amended and Restated 2006 Stock Option Plan of Biovail Corporation of our reports dated March 21, 2006, with respect to the consolidated financial statements prepared in accordance with United States generally accepted accounting principles, and with respect to the financial statement schedule, of Biovail Corporation that are included in its Annual Report (Form 20-F), both for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Toronto, Canada November 14, 2006	/s/ ERNST & YOUNG LLP Chartered Accountants

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Consent of Independent Registered Public Accounting Firm